EXHIBIT 99.1
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                                News Release

                                  LANDAUER

                            For Immediate Release

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                        LANDAUER, INC. REPORTS HIGHER
                         THIRD QUARTER 2006 RESULTS


 For Further Information Contact:         James M. O'Connell
                                          Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, JULY 26, 2006 ... LANDAUER, INC. (NYSE SYMBOL LDR)
reported today that net income for its third fiscal quarter ended June 30, 2006 was $5,121,000, or $0.56 per diluted share, compared with $4,531,000, or $0.50 per diluted share, for the same quarter in fiscal 2005, an increase in net income of 13%. Revenues for the quarter just ended were $19,591,000, or almost 8% higher than revenues of $18,200,000 in the same period last year. Domestic radiation monitoring activities increased by approximately $650,000 in the current quarter, as a result of higher pricing and increased ancillary service revenues. International radiation monitoring revenue growth of almost $500,000 resulted from a mix of increased business activity in Europe, Brazil, Canada and Asia. The balance of revenue growth was attributable to sales of InLight products and services in the U.S. and abroad.

Operating income of $7,762,000 for the third quarter was more than $1,100,000, or 17%, higher than for the same period a year ago. Aggregate cost and expense increases amounted to less than $275,000, or 2% higher compared with a year ago. "Landauer's profit improvement plan which was implemented early in the second fiscal quarter has resulted in lower costs and expenses, improving gross profit and operating margins", said Bill Saxelby, President and C.E.O.


RESULTS FOR NINE MONTHS ENDED JUNE 30, 2006
-------------------------------------------

For the first nine months of fiscal 2006, Landauer reported net income of $14,376,000, or $1.58 per diluted share, compared with $14,104,000, or $1.56 per diluted share, for the same period in fiscal 2005. Revenues for the first nine months of the fiscal year were $58,859,000, or almost 5%, higher than $56,231,000 reported for the same period a year ago. Domestic revenue growth, representing more than $1,650,000 of the increase, resulted from improved pricing and modestly higher volume for radiation measurement and ancillary services, primarily from traditional customers, as well as from nuclear power and emergency response customers. International radiation monitoring revenues were more than $1,150,000 higher, as a result of higher pricing and increased international business activity. Sales of InLight products thus far in fiscal 2006 have been strong but were $175,000 lower than a year ago due to a large institutional sale in France during the first half of 2005.



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           Landauer, Inc. 2 Science Road  Glenwood, Illinois 60625
       Phone: 708-755-7000  Fax: 708-755-7011  E-mail: landauerinc.com

LANDAUER, INC.                                                   ADD 1


Operating income for the first nine months of fiscal 2006 was $21,856,000 compared with $21,266,000 a year ago. Aggregate costs and expenses for the first nine months of fiscal 2006 were almost $2,050,000 higher than a year ago. In addition to the profit improvement charge of $600,000 recognized in the second fiscal quarter, higher expenses included incentive compensation expense, depreciation, employee benefits costs, professional fees, and research expenses. Excluding the profit improvement plan charge of $600,000, operating income for the first nine months of fiscal 2006 would have been almost $1,200,000, or 6%, higher than for the same period in fiscal 2005.

Year-to-date net other income was $277,000 higher than a year ago. Earnings from Nagase-Landauer, Ltd., the Company's joint venture in Japan, were higher by $62,000 and net investment income increased by $215,000. For the first nine months of fiscal 2006, minority interest in net income of subsidiaries was $76,000 higher than for the same period a year ago. Income taxes for the first nine months of fiscal 2006 were higher than year-ago levels reflecting an effective tax rate for the current year of 37.4% compared with 36.5% for the first nine months of fiscal 2005.


OUTLOOK FOR BALANCE OF FISCAL 2006

We anticipate 2006 aggregate revenue growth to be in the range of 4.5 - 5 percent. Both domestic and international revenue growth are expected to result from a mix of higher pricing, moderate unit growth and increased sales of ancillary services. Costs and operating expenses for fiscal 2006 are expected to grow at an aggregate rate of 1-2 percent reflecting the positive impact of the profit improvement plan. Net other income in fiscal 2006 is anticipated to be moderately higher than the year just ended and minority interest should be somewhat higher than fiscal 2005 levels. The effective income tax rate for fiscal 2006 is expected to be comparable to 2005 at approximately 37.5 - 38 percent. Resulting net income for 2006 is anticipated to be higher by 12 - 14 percent compared with last fiscal year.

These comparisons reflect the 2005 pre-tax reorganization charge of $2.3 million and the 2006 pre-tax profit improvement charge of $600,000. Exclusive of the reorganization and profit improvement charges in both years, fiscal 2006 net income is expected to be higher by 5 - 7 percent compared with fiscal 2005.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call on Thursday, July 27, 2006, at 10:00 a.m. central time that will be broadcast simultaneously via the Internet at:

http://phx.corporate-ir.net/playerlink.zhtml?c=94416&s=wm&e=1356547

Please allow 15 minutes to register and download the required software. A replay will be available for 90 days at the above address.


ABOUT LANDAUER, INC.

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to more than 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.

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LANDAUER, INC.                                                   ADD 2


SAFE HARBOR STATEMENT

Certain of the statements made herein are forward-looking statements, including, without limitation, the information contained under the heading "Outlook for Balance of Fiscal 2006" and statements concerning the development and introduction of new technologies, the adaptability of OSL to new platforms and new formats (such as InLight), the usefulness of older technologies, the cost associated with the Company's business development and research efforts, the valuation of the Company's long-lived assets or business units relative to future cash flows, the anticipated results of the operations of the Company and its subsidiaries or ventures, the Company's business plans, reorganization plans and anticipated cost and expense savings, foreign exchange risks, government regulations, changes in pricing of products and services, changes in postal and delivery practices, the Company's market position, anticipated revenue and cost growth, the risks of conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, government regulations, accreditation requirements, assumptions used for management's estimates, and pending accounting announcements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plan and prospects and could create the need, from time to time, to write down the value of the assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. "Risk Factors" and Item 7A. "Quantitative and Qualitative Disclosures About Market Risk" and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2005 and other reports filed by the Company, from time to time, with the SEC.





































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LANDAUER, INC.                                                   ADD 3



               THIRD QUARTER FISCAL 2006 FINANCIAL HIGHLIGHTS
          (Unaudited; amounts in thousands, except per share data)



                                 Three months ended   Nine months ended
                                      June 30,            June 30,
                                 ------------------  ------------------
                                   2006      2005      2006      2005
                                 --------  --------  --------  --------

Net revenues . . . . . . . . . . $ 19,591  $ 18,200  $ 58,859  $ 56,231

Costs and expenses:
  Cost of revenues . . . . . . .    7,142     7,071    22,061    21,427
  Selling, general and
    administrative . . . . . . .    4,687     4,487    14,942    13,538
                                 --------  --------  --------  --------

                                   11,829    11,558    37,003    34,965
                                 --------  --------  --------  --------

Operating income . . . . . . . .    7,762     6,642    21,856    21,266

Other income - net . . . . . . .      428       383     1,304     1,027
                                 --------  --------  --------  --------

Income before income taxes
  and minority interest. . . . .    8,190     7,025    23,160    22,293

Income taxes . . . . . . . . . .    3,019     2,475     8,652     8,133
                                 --------  --------  --------  --------

Income before minority
  interest . . . . . . . . . . .    5,171     4,550    14,508    14,160

Minority interest. . . . . . . .       50        19       132        56
                                 --------  --------  --------  --------

Net income . . . . . . . . . . . $  5,121  $  4,531  $ 14,376  $ 14,104
                                 ========  ========  ========  ========
Net income per common share:

  Basic. . . . . . . . . . . . . $   0.57  $   0.50  $   1.59  $   1.57
                                 ========  ========  ========  ========

  Based on average shares
    outstanding. . . . . . . . .    9,048     8,964     9,025     8,956
                                 ========  ========  ========  ========

  Diluted. . . . . . . . . . . . $   0.56  $   0.50  $   1.58  $   1.56
                                 ========  ========  ========  ========

  Based on average shares
    outstanding. . . . . . . . .    9,104     9,039     9,098     9,028
                                 ========  ========  ========  ========










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LANDAUER, INC.                                                   ADD 4



                     SUMMARY CONSOLIDATED BALANCE SHEETS
                      (unaudited, amounts in thousands)



                                            June 30,      September 30,
                                              2006            2005
                                          -------------   -------------
ASSETS
Current Assets
  Cash and cash equivalents. . . . . . . .     $ 15,288        $  9,598
  Receivables, net of reserves . . . . . .       20,081          17,987
  Other current assets . . . . . . . . . .        6,519           8,004
                                               --------        --------
Total current assets . . . . . . . . . . .       41,888          35,589
                                               --------        --------

Net property, plant and equipment. . . . .       17,087          17,907
Equity in joint venture. . . . . . . . . .        4,057           4,467
Goodwill, net of amortization. . . . . . .       13,275          13,261
Other intangible assets,
  net of amortization. . . . . . . . . . .        6,506           6,926
Other operating assets,
  net of amortization. . . . . . . . . . .        6,729           6,537
Other assets . . . . . . . . . . . . . . .          922           1,172
                                               --------        --------
TOTAL ASSETS . . . . . . . . . . . . . . .     $ 90,464        $ 85,859
                                               ========        ========


LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable . . . . . . . . . . . .     $  1,030        $  1,595
  Notes payable. . . . . . . . . . . . . .        3,749           4,048
  Dividend payable . . . . . . . . . . . .        4,085           3,815
  Deferred revenue . . . . . . . . . . . .       14,456          12,702
  Other current liabilities. . . . . . . .        6,771           7,673
                                               --------        --------
Total current liabilities. . . . . . . . .       30,091          29,833

Non-current Liabilities:
  Pension and postretirement
    liabilities. . . . . . . . . . . . . .        7,793           7,062
  Deferred income taxes. . . . . . . . . .          166             238
                                               --------        --------
Total non-current liabilities. . . . . . .        7,959           7,300
Minority interest in subsidiary. . . . . .          162             128
                                               --------        --------
Stockholders' investment . . . . . . . . .       52,252          48,598
                                               --------        --------
TOTAL LIABILITIES AND
STOCKHOLDERS' INVESTMENT . . . . . . . . .     $ 90,464        $ 85,859
                                               ========        ========












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